Exhibit 5.1

March 13, 2014

AXIS Specialty Finance PLC

4th Floor, Plantation Place South

60 Great Tower Street

London, England EC3R 5AZ

AXIS Capital Holdings Limited

92 Pitts Bay Road

Pembroke, Bermuda HM 08

Ladies and Gentlemen:

We have acted as United States counsel to AXIS Capital Holdings Limited, a Bermuda company (the “Guarantor”), and AXIS Specialty Finance PLC, a public company limited by shares incorporated under the laws of England and Wales (the “Company”), a wholly-owned indirect subsidiary of the Guarantor, in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities of the Company, the related guarantee of the Guarantor and certain other securities (collectively, the “Securities”). The Securities may be issued and sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and any supplements to such prospectus and pursuant to Rule 415 under the Securities Act. $250,000,000 aggregate principal amount of the Company’s 2.650% Senior Notes due 2019 (the “2019 Notes”) and $250,000,000 aggregate principal amount of the Company’s 5.150% Senior Notes due 2045 (the “2045 Notes” and, together with the 2019 Notes, the “Notes”), each unconditionally guaranteed by the Guarantor pursuant to the guarantee (the “Guarantees”) set forth in the Senior Indenture (as defined below), are being offered and sold pursuant to the Prospectus, dated January 16, 2014, as supplemented by the Prospectus Supplement, dated March 6, 2014 (together, the “Prospectus”), filed by the Company and the Guarantor with the Commission pursuant to Rule 424(b) under the Securities Act, and an Underwriting Agreement dated March 6, 2014 (the “Underwriting Agreement”) among the Company, the Guarantor and the several underwriters named therein.

The Notes will be issued under a Senior Indenture, dated as of March 13, 2014 (the “Senior Indenture”), among the Company, the Guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

We have examined the Registration Statement, the Prospectus and the Indenture. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that (1) the Company is validly existing under the law of England and

Wales, (2) the Company has duly authorized, executed, delivered and issued, as applicable, the Senior Indenture, the Notes and Underwriting Agreement in accordance with its Certificate of Incorporation, Memorandum of Association and Articles of Association and the law of England and Wales, (3) the execution, delivery and performance of the Senior Indenture and Underwriting Agreement and the issuance and sale of the Notes by the Company do not violate the law of England and Wales or the applicable laws of any other non-U.S. jurisdiction and (4) the execution, delivery and performance of the Senior Indenture and Underwriting Agreement and the issuance and sale of the Notes by the Company does not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument that is binding upon the Company or its Certificate of Incorporation, Memorandum of Association and Articles of Association.

In addition, we have assumed that (1) the Guarantor is validly existing under the law of Bermuda, (2) the Guarantor has duly authorized, executed and delivered the Senior Indenture (including the Guarantee set forth therein) and Underwriting Agreement in accordance with its Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws and the law of Bermuda, (3) the execution, delivery and performance of each of the Senior Indenture and Underwriting Agreement and the issuance of the Guarantee by the Guarantor do not violate the law of Bermuda or the applicable laws of any other non-U.S. jurisdiction and (4) the execution, delivery and performance of each of the Senior Indenture and Underwriting Agreement and the issuance of the Guarantee by the Guarantor does not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument that is binding upon the Guarantor or its Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Notes have been duly executed and issued by the Company in accordance with the law of the State of New York and, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	The Guarantees have been duly issued by the Guarantor in accordance with the law of the State of New York and, assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, will constitute a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of provisions relating to (i) the waiver of rights and defenses; (ii) the separability or severability of provisions of the Notes or the Guarantees or (iii) choice of law or forum selection.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Guarantor’s Current Report on Form 8-K filed on March 13, 2014 and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP